EXHIBIT 21

                              LIST OF SUBSIDIARIES



           NAME                                          STATE OF INCORPORATION
           ----                                          ----------------------

Vodavi Communications Systems, Inc.                              Arizona
Vodavi-CT, Inc.(1)                                               Arizona

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(1)  Vodavi-CT,  Inc.  is a wholly  owned  subsidiary  of Vodavi  Communications
     Systems, Inc.